Exhibit 10.4
EMPLOYMENT AGREEMENT
     This employment agreement (“Agreement”) is made and entered into as of the 1 day of August, 2006, by and between FIRST MCMINNVILLE CORPORATION, a Tennessee corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, its successors and assigns (“Company”), and THOMAS DEE VANCE (“Vance”), an individual resident of McMinnville, Tennessee.
WITNESSETH
     WHEREAS, the Company desires to employ Vance and Vance desires to be employed by and to serve the Company and the First National Bank of McMinnville (“Bank”) in the capacities and for the term and compensation and upon the terms and conditions hereinafter set forth; and
     WHEREAS, as an incentive to Vance, and in order to promote continuity in management for the Company, the Company desires to formalize the relationship with Vance in order to assure itself of the continuity of management for itself and the Bank, and also to obtain from him the agreements contained herein;
     NOW, THEREFORE, in consideration of the premises and the terms and agreements hereof, the Company and Vance agree that:
     1. Employment of Vance.
     The Company hereby employs Vance and Vance hereby accepts employment with the Company and agrees to serve the Company and the Bank in the capacities, for the term and compensation, and upon and subject to the terms and conditions hereinafter set forth.
     2. Office and Duties of Vance: Place of Employment: Supervision.
          A. Vance shall serve the Company and the Bank as the President. The Company agrees that Vance shall not be required to serve in any other capacity without his prior consent and that he shall not be required by the Company or the Bank to have or serve in a physical office location (“Office”) of the Company or any Affiliate of the Company without his prior consent unless such Office be within the City Limits of McMinnville, Tennessee. Vance shall report and be responsible to the Boards of Directors of the Company and the Bank.
          B. Vance shall be subject to the Company’s employment, personnel, and all other policies as in effect on the date hereof and in effect from time to time; provided that no changes in such policies shall be deemed to alter or diminish Vance’s rights hereunder.
     3. Compensation
          A. Subject to the provisions of this Agreement for resignation and for termination by the Company for default, material breach and/or cause, Vance’s salary (“Salary”) and bonus (“Bonus”), if a Bonus is to be paid, shall be as provided in this Paragraph.

          B. If Vance resigns for any reason, other than good reasons, such as poor health, disability, retirement Vance shall be entitled to be paid only for earned but unpaid Salary and un-reimbursed expenses. If Vance resigns after March 1, 2007 he will pay the company a settlement equal to his current year’s salary.
          C. The Company may terminate Vance’s employment under this Agreement, subject to any applicable notice and cure provisions set forth below, only for “Cause.” As used herein, “Cause” means:
     (i) Any one or more acts of theft, embezzlement, fraud or dishonesty;
     (ii) Any material uncured breach or violation of this Agreement, including a Vance violation of Paragraph 6B hereof;
     (iii) Any order issued by any federal banking agency requiring Vance’s termination;
     (iv) Any willful, uncured failure by Vance to perform the duties described above in Paragraph 2; and/or
     (v) Any violation of the terms of Paragraph 6 hereof attributable to a deliberate and knowing act by Vance that was intended to harm, and did, harm the Company and/or the Bank in a materially demonstrable financial manner.
     (vi) The company fails to maintain at least a Return On Assets of 1%, Return of equity of 8% and a CAMEL rating of 2.
     Except for an occasion in which the Board, in its reasonable discretion believes that Vance’s immediate removal is necessary for the protection of the Bank or the Company, the Company shall give Vance written notice of the violation or reason that it desires to terminate him and at least sixty (60) calendar days (exclusive of Federal and State holidays) to reasonably cure any violation or to address any other ground stated by the Board of Directors in its written notice. The Company’s written notice shall describe the facts and circumstances of the alleged breach or violation in reasonable detail.
     Any notice from the Company to Vance concerning a “Cause” for removal shall be deemed a demand for cure of the asserted breach or violation. The Company may terminate Vance for the reasons specified in Subparagraph 4C(i) and 4C(iii) immediately upon sending Vance written notice describing the facts and circumstances of the breach or violation in reasonable detail, but without giving Vance the opportunity to cure such violation(s) or breach(es).
     Vance shall be entitled to the Termination Payment, together with interest thereon at the judgment rate of interest, if the Company terminates Vance’s employment for any reason other than those set forth in this Paragraph 4C.
          D. If an external change of control occurs and Vance’s services are not retained by the acquiring party, Vance will be entitled to receive four (4) times his current base salary as settlement paid in cash in a lump sum.

(i) Salary. Vance’s beginning salary will be $125,000. On October 1, 2006 if Vance has moved to McMinnville and made satisfactory progress his salary will be increased to $135,000. On March 1, 2007 if Vance is promoted to Chief Executive Officer his salary will be increased to $150,000. Thereafter, Vance’s salary shall be as determined by the Board of Directors from time to time but shall not be less than $150,000. Vance’s annual salary shall be paid in equal increments not less frequently than monthly.
     (ii) Bonus. Vance shall receive a bonus any year the Board of Directors determine to grant a bonus to the staff.
          (iii) Stock. Vance shall receive an option on three thousand shares (3,000) of First McMinnville Corporation stock. One thousand shares (1,000) will be vested immediately, one thousand shares (1,000) in one year and the remaining one thousand shares (1,000) at the end of two years. The option price will be the book value of the stock at the time the option is issued. The stock option will be subject to the Company’s stock option plan approved by shareholders on April 1997.
          B. Expense Reimbursement. In addition to Salary and any Bonus, Vance shall be reimbursed for all actual, normal out-of-pocket expenses that he reasonably incurs in connection with his duties hereunder during the term hereof. The company will employ McMinnville Moving and Storage to move Vance to McMinnville.
          C. Other Benefits. The Company shall provide to Vance, during his employment under this Agreement, such non-salary benefits as are provided from time to time to the senior management of the Company or the Bank, or any Affiliate thereof, such as medical and hospitalization insurance, disability insurance, retirement benefits, profit-sharing, membership in one civic club, and comparable non-salary items. The Company shall make available for Vance’s use an appropriate automobile.
          D. Board of Directors. Etc., Vance shall serve on the Board. As the case with other directors he will be subject to being reelected by shareholders.. Vance shall receive the same compensation as other Board members for serving on the Board, except he will not be compensated for attending committee meetings.
          E. Professional Matters. Etc. The Company agrees to assist and support Vance in maintaining and extending his professional education and activities. The Company shall reimburse Vance for all reasonable travel, accommodations, and out-of-pocket expenses incurred in attending banking conventions and educational programs to the extent permitted by the Board of Directors.
     4. Terms, Expiration and Termination.
          A. The term of this Agreement shall be the period beginning August 1, 2006 (the “Commencement Date”) and expiring on July 31, 2009 (“Expiration Date”) unless extended by the parties, except as provided below in this Paragraph 4.

     5. Salary Continuation Agreement.
     There is not any salary continuation provision in this contract.
     6. Noncompetition and Non-Disclosure Agreement.
     Vance acknowledges that the Company has advised him that a principal reason for its entry into this Agreement is to obtain non-competition and related agreements from him and that it would not enter into this Agreement without the provisions of this Paragraph and that the agreements herein contained are extremely material to the Company in entering into this Agreement. The provisions of this Paragraph shall survive the expiration or termination of this Agreement.
          A. Non-competition Agreement. During the term of this Agreement, or for three (3) years following the good faith termination of Vance for valid Cause or Vance’s voluntary resignation pursuant to this Agreement, Vance shall be subject to the non-competition agreement set forth below.
     Vance’s non-competition agreement is set forth in this paragraph: Vance agrees that he will not engage or be involved in, directly or indirectly, any Competitor Business in any capacity whatsoever including, without limitation, as owner, lender, employee, officer, director, advisor, consultant, principal agent, trustee, member or any other capacity, or through the agency of any corporation, partnership, association, agent or agency. Further, Vance shall not, directly or indirectly, own nor lend money or guarantee borrowings for the purpose of owning more than One Percent (1%) of the outstanding capital stock or other investment in, or loan to, any Competitor Business. However, in the event Vance’s employment is terminated before March 1, 2007 this non-compete agreement will not be enforced.
     B. Non-Disclosure Agreement. Vance shall never disclose, except pursuant to lawful order of a court of competent jurisdiction, or by an administrative agency having jurisdiction, material non-public information about the Company or the Bank. In the event that Vance is served with any notice, subpoena, or other court or administrative order (all of the above referred to herein as a “Court Order”), he shall immediately, if reasonably practicable, before making any disclosure covered by this Paragraph, provide a copy thereof to the Company in order to permit the Company and/or the Bank to object to such Court Order or to resist the enforcement thereof by lawful means (at the Bank’s and/or the Company’s expense). This provision shall be enforceable by the Company or the Bank. However, nothing in this Subparagraph shall be understood to limit Vance’s ability to comply with any subpoena, or any court or administrative order, believed by him to be genuine.
     7. Other Material Terms.
     A. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.
     B. Successors and Assigns: Assignment: Material Breach, Etc. All covenants and agreements set forth in this Agreement by or on behalf of the Company shall bind its successors and assigns, and all covenants and agreements set forth in this Agreement by or on behalf of Vance shall inure to the benefit of and be enforceable by the Company and its successors and assigns. Neither party may assign any rights or delegate any duties under this Agreement without the prior written consent of the other party, and such consent shall not be unreasonably withheld. Any assignment of rights or delegation of duties without an express, prior written consent will be of no force or effect.
     C. Injunctive Relief: Standing. Vance agrees and acknowledges that the Company’s and the Bank’s remedy of monetary damages will be insufficient to compensate and protect the interests of the Company and/or the Bank in the event of his violation of the non-competition and/or nondisclosure provisions of this Agreement. Accordingly, Vance agrees that the Company and/or the Bank which may have been injured or adversely affected (or threatened with injury or adverse effect) by his conduct shall be entitled to obtain injunctive relief to prevent violations of this Agreement. The Bank, if affected by Vance’s alleged breach of this Agreement, shall have standing to seek injunctive, damages, and other appropriate relief. These provisions of this Subparagraph shall survive the expiration or termination of this Agreement.
     D. Judicial Elision. Revision. The provisions of this Agreement, including Paragraph 6, shall not be held invalid or unenforceable because of the scope of the territory or actions subject thereto or restricted thereby, or the period of time within which such agreement is operative; but any judgment of a court of competent jurisdiction may define the maximum territory and actions subject to any conduct or activity restricted by this and other Paragraphs and the period of time during which such agreement is enforceable.
     E. Integrated Agreement: Amendment: Etc. This Agreement expresses the entire agreement between Vance and the Company with reference to the subject mater hereof. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid, unless in writing and duly executed by the party to be charged therewith, and the parties further agree that the provisions of this Paragraph 7E may not be waived except by express terms in a written instrument signed by both parties hereto.
     F. Notices. Etc. Any notice or communication hereunder must, in order to be effective, be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be deemed to have been given when delivered to and received by the party to whom it is addressed. Such notice of communication shall be given to the parties hereto at their following addresses:

If to the Company, to:	First McMinnville Corporation
c/o The First National Bank of McMinnville
200 East Main Street
McMinnville, Tennessee 37110
Attention: Chairman

If to VANCE, to:	Mr. THOMAS DEE.VANCE
McMinnville, Tennessee 37110

     Any party hereto may at any time, by giving ten (10) days written notice to the other party hereto, designate any other address in substitution of his or its respective address to which such notice or communication shall be given.
     In order for a notice described in Paragraph 4C to be effective, it must be sent in accordance with this Paragraph 7F and contain sufficient detail of the matter being described to allow a reasonable businessperson to understand such matter.
     G. Indemnification. Each of the Company and Vance hereby agree to indemnify and hold the other harmless from and against any and all losses, claims, damages, or expenses including, but not limited to, attorney’s fees and litigation expenses at all trial and appellate levels, arising from or growing out of the other party’s breach or threatened breach of this Agreement. This provision shall survive the expiration or termination of this Agreement.
     H. Certain Definitions and Intentions, Etc. As used herein the following terms shall be understood to have the meanings set forth below:
     (i) “Affiliate” means any “affiliate” or “associate” of any person or entity as those terms are defined by the Securities Act of 1933 and/or the Securities Exchange Act of 1934, both as amended.
     (ii) “Affiliated Person” means a person (or entity) who (or which) is, at the time of a solicitation (direct or indirect) by Vance or any Competitor Business, an employee, agent, officer, or director of, or other person or entity (such as a vendor, realtor, real estate developer, or mortgage loan investor), affiliated with the Company and/or any Company Affiliate(s).
     (iii) “Bank” means and includes The First National Bank of McMinnville and its successors and assigns.
     (iv) “Change in Control” means (1) any “change in control” of the Company or the Bank as such term is defined on the date hereof in the Federal Change in Bank Control Act and any comparable laws, rules, and regulations currently in effect, and/or (2) any merger, reorganization, consolidation, substantial disposition of assets, liquidation or comparable transaction affecting the Bank, the Company, or any material Affiliate of either the Bank or the Company. The intent of the Change in Control provisions in this Agreement is to provide protection for Vance against changes in control and ownership, Vance having contracted herein to be employed principally by local Shareholders and Directors and having stated his desire to be protected against changes in control.
     (v) “Company” means and includes First McMinnville Corporation and its successors and assigns and all and each of the Company’s present and future subsidiaries (both direct and indirect), and its present and future affiliates, and the successors and assigns of each and all of these, so long as they are owned or in existence prior to any Change in Control.

     (vi) “Competitor Business” means any person or entity, which engages, or competes with the Company or any Company Affiliate, in any part of the Primary Service Area, in any aspect of the commercial banking business.
     (vii) “Financial Institution” means any commercial bank or thrift institution the deposits of which are insured by the Bank or Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (or any successor thereto), and any company controlling or controlled by any such commercial bank or thrift institution.
     (viii) “Termination Payment” means a payment of $450,000 if termination occurs between March 1, 2007 and December 31, 2007. After January 1, 2008 payment will be three times Vance’s base salary. The Termination Payment shall be paid to Vance in cash, in a lump sum.
          I. Captions. The captions set forth in this Agreement are for the convenience of the parties only and shall not affect the substantive meaning or interpretation of this Agreement.
          J. Company Actions. The actions of the Company under this Agreement shall be as determined reasonably in the exercise of good faith by the Board of Directors.
          K. Automatic Renewals. The expiration date of this Agreement, currently set as, July 31, 2009 shall automatically extend for one-year periods on each annual anniversary date hereof (i) unless the Board of Directors shall promptly deliver Vance a copy of its resolution revoking such automatic renewal on or before any such anniversary date or (ii) unless Vance shall notify the Board of Directors in writing on or before any such anniversary date that he is revoking such automatic renewal.
          L. Mandatory Binding Arbitration. Any disputes under this Agreement shall not be litigated but, rather, shall be subject to mandatory binding arbitration in McMinnville, Tennessee before a panel of three neutral arbitrators chosen by the American Arbitration Association (“AAA”). At least one of the arbitrators shall be a licensed attorney in the State of Tennessee who has specialized in banking law for at least five years. The arbitrators shall be chosen, and the arbitration proceeding shall be held in accordance with, the commercial arbitration rules of the AAA in effect at the time of the dispute. The arbitrators are specifically authorized to award attorneys fees, costs, and expenses to the parties measured by their relative success (or failure) in respect of the disputes arbitrated. The arbitrators shall award only compensatory damages, plus any applicable interest at the judgment rate, and they are not authorized to award punitive damages.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in McMinnville, Tennessee this the 23rd day of June, 2006.
FIRST MCMINNVILLE CORPORATION

By:	/s/ Charles C. Jacobs Charles C. Jacobs, Chairman	/s/ Thomas Dee Vance Thomas Dee Vance